UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 26, 2015 (February 26, 2015)

MEAD JOHNSON NUTRITION COMPANY

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34251	80-0318351
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2701 Patriot Blvd., Glenview, Illinois	60026
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (847) 832-2420

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02:               Election of Directors

On February 26, 2015, the Board of Directors of Mead Johnson Nutrition Company (the “Company”) voted to increase the current size of the Board from 12 to 13 members, as permitted by the Company’s Amended and Restated Certificate of Incorporation.  Upon recommendation of the Nominating and Corporate Governance Committee, on February 26, 2015, the Board appointed Michael A. Sherman, effective immediately, to fill the vacancy created by the increase in the number of directors.  Upon recommendation of the Nominating and Corporate Governance Committee, the Board also appointed Mr. Sherman to serve as a member of the Company’s Audit Committee.

Mr. Sherman currently serves as the Chief Operating Officer and Chief Financial Officer of Endocyte Inc.  He has served as Endocyte’s Chief Financial Officer since 2006, and was also appointed as the Chief Operating Officer in 2014.  Prior to 2006, Mr. Sherman served in various executive roles at Guidant Corporation, including Vice President of Finance and Strategic Planning, Vice President of Finance for Europe, Middle East, Africa and Canada and Corporate Controller.  Mr. Sherman holds a B.A. in economics from DePauw University and an M.B.A. from the Tuck School of Business at Dartmouth.

There was no arrangement or understanding between Mr. Sherman and any other persons pursuant to which Mr. Sherman was selected to serve as a member of the Board.  There are no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transaction, to which the Company or any subsidiary thereof was or is to be a party, in which Mr. Sherman, or any family member, had or is to have a direct or indirect material interest.

Upon his appointment to the Board, Mr. Sherman entered into the standard compensatory arrangements for non-employee directors described in the Company’s proxy statement for its 2014 annual meeting of stockholders.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEAD JOHNSON NUTRITION COMPANY

Date:	February 26, 2015	By:	/s/ Patrick M. Sheller
Patrick M. Sheller
Senior Vice President, General Counsel and Secretary

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